Exhibit 99.1
ACTUANT APPOINTS NEW BOARD MEMBERS

MILWAUKEE, March 21, 2018-- Actuant Corporation (NYSE:ATU) announced today that its Board of Directors has elected three new independent directors, replacing three long-serving directors who are stepping down. Joining the Board are Alfredo Altavilla, Palmer Clarkson and Sidney Simmons.

Alfredo Altavilla currently serves as both the Chief Operating Officer of Europe, Africa and the Middle East and as the Head of Business Development at Fiat Chrysler Automobiles, reporting to FCA’s Chief Executive Officer. Prior to his current role, he served as Chief Executive Officer of Iveco (the Trucks and Commercial Vehicles Division of CNH Industrial) and as Director of Chrysler LLC. He is an experienced, results-oriented global leader with nearly 30 years of strategy, business development and capital allocation expertise gained while living and working in Russia, China, Turkey and Europe.

J. Palmer Clarkson is the founder, President and Chief Executive Officer of Bridgestone HosePower LLC, the largest U.S. based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and general industrial applications. He brings over 30 years of hands-on experience in accounting, finance, and operations, with a proven leadership track record in business development and distributor/dealer channel growth.

Sidney Simmons is a seasoned corporate attorney focusing on business development, mergers & acquisitions and capital restructuring as part of an independent practice. He was instrumental in the Consol Energy / CNX Resources separation and spin-off. Prior to establishing his independent practice, he worked more than 10 years for the law firm of Stoneburner, Berry & Simmons in corporate law.

The Nominating & Governance Committee and Board evaluated numerous factors to optimize the Board, including industry and capital allocation expertise, operational track records, the ability to devote time to the Company, along with diverse skills and experiences. To inform this process, active and constructive dialogue with Southeastern Asset Management was conducted and an agreement was entered into, resulting in the appointments of Messrs. Clarkson and Simmons.

Commenting on the appointments, Robert Peterson, Actuant’s Chairman, said, “We are pleased to welcome these new independent Actuant Board members who add proven, world-class expertise in building businesses, driving growth and prudent capital allocation. The new Board is unified in its mission to work with Chief Executive Officer Randy Baker and the rest of Actuant’s leadership team to further management’s focus on the most profitable core businesses while representing all shareholders in maximizing long-term value creation.”

Peterson continued, “On behalf of Actuant and its Board, I want to thank the directors who are stepping down - Gurminder Bedi, Alan Hunter and Dennis Williams - for their longstanding and dedicated service to the Company.”

About Actuant
Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.